Exhibit 10.1

            Mr. Junien Labrousse

EMPLOYMENT CONTRACT

Dear Junien,

We are pleased to confirm hereafter the main points of your employment contract with Logitech Europe S.A. (“Company”). This contract will have effect from your starting date of 1 January 2011.

Position

Your business title will remain Executive Vice President, Products and President, Logitech Europe, reporting to Gerald Quindlen, President and Chief Executive Officer of the Logitech group.

Starting Date

1 January 2011.

Seniority

You will retain your years in service at Logitech from your initial hire date of May 18, 1997.

Salary

Your basic gross annual salary will be CHF 710’000 payable in 13 monthly installments. The 13th installment is paid in December of each year in proportion to the time worked depending on your start date or in case of termination of the employment contract in the course of a year. Your basic gross annual salary will be reviewed by the Board of Directors (“Board”) or the Compensation Committee (“Compensation Committee”) of Logitech International S.A. from time to time and may by subject to adjustment based upon various factors including, but not limited to, your performance and Logitech’s profitability.

The salary is paid in monthly installments to the bank account of your choice before the end of each month.

            Logitech Europe SA

            Rue du Sablon 2-4

            1110 Morges

            Switzerland

            Tel.: +41(0)21 863 51 11

            Fax: +41(0)21 863 53 11

            www.logitech.com

Incentive Bonus:

As determined by the Compensation Committee, you will be eligible to continue participation in the executive bonus program established under the Logitech Management Performance Bonus Plan. Your bonus under this plan will be based upon Logitech’s achievement of various goals established and approved by the Board or the Compensation Committee. Your current annual target bonus is 67% of base salary, for a potential total current targeted cash compensation of CHF 1,185,700. The bonus target as a percentage of your salary under the bonus plan is subject to the discretion of the Board or the Compensation Committee.

Representation fees: You may be eligible for representation fees if you comply with the conditions set by the Vaud cantonal tax authorities. The potential representation fees are already included in your basic salary mentioned above.

Business Expenses

Business expenses are paid according to company policy.

Hours of work

You are required to work the necessary number of hours to execute your tasks. Due to your position as an executive of Logitech, you are not entitled to any additional remuneration or for any compensation for overtime hours worked.

Holidays / Vacation

4 weeks (20 working days) from Monday to Friday, per year (plus Swiss public holidays).

Relocation Assistance

To assist you in your move from the United States to Lausanne, the Company will pay for the relocation expenses set out below in accordance with the Logitech International Transfer and Relocation Policy (“Policy”), a copy of which is enclosed for your convenience. To the extent there is any inconsistency between the description of the relocation assistance below and the Policy, the terms of the Policy will control. Subject to the Policy, the Company has paid or will pay for:

•	Legal costs relating to obtaining your work authorization and stay-permits/authorization for you and your household.

•	The movement of your household goods from Redwood City, California, to Lausanne; our relocation vendor will assist you with this process.

•	A one-way coach airfare from San Francisco to Geneva for you and your immediate family.

•	Up to 7 days of temporary living allowances (lodging, meals, and auto rental) in the departing location prior to departure, if needed.

•	Up to 90 days rent for temporary lodging, meals and auto rental upon your arrival in Lausanne.

•	A rental car up to 90 days upon your arrival in your new location.

•

A relocation consultant to work with you in your new location to assist you in identifying appropriate housing, locating schools and touring the surrounding areas. No other expenses associated with your new home will be paid (such as rental deposits).

•

Reasonable auto lease termination expenses or loss on auto sale for up to 2 vehicles, not to exceed USD $5,000 (or the equivalent); OR (2) will pay for the movement of up to 2 vehicles to Lausanne, Switzerland.

•	Pet transport travel costs for up to 2 household pets for up to USD $1,000 (or the equivalent) total.

For further details and qualifications please refer to the Policy.

In addition, the Company has arranged for you to be paid a one-time relocation bonus payment of $112,500 by the Company’s affiliates, Logitech Inc.

While we fully hope and expect that your transfer will be mutually beneficial to you and the Company, please note that if you decide to voluntarily terminate your employment prior to the completion of one (1) full year following your first date of employment in your new location, you agree that upon such termination, you will reimburse the Company for a prorated portion of all relocation expenditures paid by the Company as described in the Policy.

Tax Assistance

The Company will provide you tax consultation as needed in support of your move from the United States to Switzerland. It is your responsibility to use these consultations to understand the tax implications of your move. This will include understanding the tax implications of you leaving your location, the tax implications that will arise on future stock option or other equity incentive vestings and exercises (if applicable), as well as the tax laws in the new location.

The Company will also provide tax preparation services during the tax year of your move and for up to four additional years, in the United States and Switzerland, as required. These services will be provided by the Logitech appointed service provider. The Company will not reimburse expenses for another provider.

For the sole purpose of allowing completion of any necessary tax preparation in accordance with the Policy, you hereby consent to Deloitte & Touche LLP and affiliated entities (“Deloitte Entities”)_ disclosing to the Company and its applicable affiliates or its or their delegate such tax return information, including your personal information, and if relevant, a copy of your tax returns, as is necessary with respect to the preparing, reviewing or processing of the tax preparation under the Policy. You also understand that as part of your transfer terms and conditions, you may have already consented to a copy of your tax return(s) being disclosed to Logitech.

Financial or Personal Data Transfer

You understand and agree that some financial or personal data related to your employment relationship with the Company, such as information regarding your term of employment, salary, bonus, allowances, resume, projects (e.g. product developments), promotions, performance etc., may be transferred to and accessible by Logitech entities outside Switzerland for the purpose of employment-related analyses and processing, for example in connection with bonus or employee equity incentive plans, or in connection with the Logitech group’s public reporting obligations. You also understand and agree that financial or personal data related to your employment relationship with the Company and your position in the Logitech group, including but not limited to this Agreement, your salary, bonus, allowances, promotions and performance, may be subject to public disclosure pursuant to applicable Swiss or U.S. securities laws and regulations and to the regulations of the SIX Swiss Exchange and / or the Nasdaq Stock Market. Within the Logitech group, access to your employment-related data is only granted to your direct manager, and selected employees of Logitech’s Human Resources, Legal and Finance departments. You have the right to demand review and in case of inaccuracy, correction of such data pertaining to yourself.

No sensitive data such as data regarding religion, political views, trade union memberships and activities, health, intimacy sphere etc. are collected and processed.

Accessory Activities

You are not allowed to exercise accessory activities, even during your holidays, without the Company’s prior written consent, and subject to applicable Swiss law. Active participation in other companies’ business is also considered as an accessory activity.

Confidentiality Agreement

You agree both during and after employment by the Company not to disclose to others, except with the Company’s prior written consent or in the performance of your employment duties, any information (including, but not limited to, trade secrets, know-how, technical and commercial data including computer programs, listings of suppliers and of customers, tooling, manufacturing processes, components, financial data, future plans and further information related to Logitech, including information received from third parties under disclosure restrictions), which you have acquired by reason of employment by the Company, or which you had developed in the course of such employment, and which has not been made available to the public generally. You further agree not to use any such information except in the course of employment.

You hereby acknowledge the Company’s right to possession and title in and to all papers, documents, tapes, drawings, computer programs or other records, prepared by you during employment or provided by the Company, or which otherwise come into your possession by reason of employment by the Company. You agree not to make or permit to be made, except in pursuance of your duties hereunder, any copies of such materials. You further agree to deliver to your manager, upon request, all such materials in your possession. This agreement is fully part of the employment contract between the Company and you. However, your obligations under the paragraphs above shall continue after termination of your employment with the Company. Swiss legal provisions on employee inventions and competition prohibitions are applicable.

Work Location

Your principal work place is at the offices of the Company in Morges/EPFL - Quartier de l’Innovation, Daniel Borel Innovation Center. In case of necessity, the Company may assign you other responsibilities related to your competences, and base you in another work place. In such a case, the present contract shall not be amended.

Inability to Work

Should you be prevented from working due to illness or for other justified reasons, you will immediately notify the Company accordingly. In case of illness, you must produce a doctor’s certificate after the 3rd day at the latest.

Accident and Illness Insurance

You are insured against the risks of professional accidents and illness as well as non professional accidents, in accordance with Swiss law. The Company shall pay mandatory insurance premiums for professional accidents and illness. Non professional accident insurance premium is paid 1/3 by the employee and 2/3 by the Company.

The loss of income due to illness is covered by the insurance at 100% after the first 30 days during the employment contract. The Company will cover the loss of income for the 30 first days. 50% of the corresponding premium is paid by the Company and 50% is paid by you. In case of employment contract termination, the general conditions of the collective insurance are applicable; for the insurance “loss of income in case of illness”, an individual cover can be concluded within 30 days as of termination date by the employee with the same insurance company, on a private basis, and at the employee’s expense, in order to maintain the same cover.

Personnel Welfare Foundation (2nd pilier)

Personnel Welfare Foundation contributions are paid 2/3 by the Company and 1/3 by employee.

Termination of Contract

Notice of termination of service by either party, shall be given in writing three months in advance as per last day of a calendar month.

Change of Control Severance Agreement

Concurrent with the execution of this Agreement you, the Company and Logitech International S.A. are entering into a Change of Control Severance Agreement. In case of termination of this Agreement for reasons other than those mentioned in the Change of Control Severance Agreement, any severance payment, benefit or compensation shall be determined by Swiss law and/or by Logitech policy if any.

Employment Contract Amendments

Parties agree that the present contract supersedes any prior written or oral agreement with respect to the matter hereof. Any modification to the present contract shall be done in writing.

Place of Jurisdiction and Applicable Law

Any dispute arising regarding the interpretation or application of the present contract shall be submitted to the ordinary Courts of Canton Vaud. The present contract shall be governed and construed in accordance with the laws of Switzerland.

If all of the above accurately reflects our discussions, please sign the enclosed copy of this contract and return it to us. Should you require further information on or explanation of the foregoing, please address your request to the Human Resources Department.

Yours sincerely,

LOGITECH EUROPE S.A.	Place and date

Fremont, March 18, 2011

Andrée Suzan	Employee’s signature
Human Resources Director EMEA	/s/ Junien Labrousse

/s/ Andrée Suzan

Francois Stettler
General Counsel - Europe

/s/ Francois Stettler